Exhibit 4.2

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED
PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, $0.001 par value per share (the “Common Stock”), of PetMed Express, Inc., a Florida corporation (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

Description of Common Stock

General

The following descriptions of our Common Stock and of certain provisions of Florida law do not purport to be complete and are subject to and qualified in their entirety by reference to our amended and restated articles of incorporation, our amended and restated bylaws and the Florida Business Corporation Act, as amended (the “Florida Act”). The Company has authorized 40,000,000 shares of Common Stock of which as of May 23, 2023, 21,170,977 shares of Common Stock are issued and outstanding. All of our outstanding shares of Common Stock are fully paid and non-assessable. Our Common Stock is listed on the NASDAQ Global Select Market under the symbol “PETS.”

Common Stock

Holders of the Common Stock have no pre-emptive, redemption, subscription or conversion rights. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of the Company's shareholders. Subject to the dividend rights of the holders of any outstanding preferred stock, each share of Common Stock is entitled to participate equally with respect to dividends as may be declared by the board of directors out of funds legally available therefor. In the case of voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of the Company, holders of our Common Stock are entitled to receive a pro rata share of the amount distributed after provisions for payment of all debts, other liabilities and any liquidation preferences of outstanding preferred stock. The Florida Act also may affect the terms of these securities.

Limitations on Rights of Holders of Common Stock – Preferred Stock

The rights of holders of Common Stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of the Company’s authority to issue preferred stock and the possible terms of that stock.

Our amended and restated articles of incorporation authorizes our board of directors, without further shareholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, with a par value of $0.001 per share, in one or more series, and to fix the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions, redemption and liquidation preferences of each of these series. Of the preferred stock, 250,000 shares have been designated Convertible Preferred Stock of which as of May 23, 2023, 2,500 shares of Convertible Preferred Stock are issued and outstanding. We may amend from time to time our amended and restated articles of incorporation to increase the number of authorized shares of preferred stock. Any such amendment would require the approval of the holders of a majority of our shares of Common Stock entitled to vote.

Shareholder Action by Written Consent and Special Meeting

Our amended and restated bylaws provide for action by our shareholders without a meeting with the written consent of shareholders holding the number of shares necessary to approve such action if it were taken at a meeting at which all shares entitled to vote thereon were present. Our amended and restated bylaws also provide that shareholder action can be taken at an annual meeting of the shareholders or at a special meeting which may be called, for any purpose or purposes, by the board of directors or the person or persons authorized to do so by the board of directors and must be called by the Secretary if the holders of not less than ten percent of all votes entitled to be cast on any issue proposed to be considered at such special meeting sign, date and deliver to the Secretary one or more written demands for a special meeting, describing the purpose or purposes for which it is to be held.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock are available for future issuance without shareholder approval, subject to the requirements of applicable law or regulation, including any listing requirement of the principal stock exchange on which our Common Stock is then listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our Common Stock by means of a proxy contest, tender offer, merger or otherwise.

Board Authority to Amend Bylaws

Under our amended and restated bylaws, our board of directors has the authority to adopt, amend or repeal the bylaws without the approval of our shareholders unless the Florida Act reserves the power to amend a particular bylaw provision exclusively to the shareholders.

Certain Anti-Takeover provisions of Florida Law and our Bylaws

Florida Business Corporation Act

We are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an “interested shareholder” without the approval of the holders of two-thirds of the voting shares of such corporation (excluding shares held by the interested shareholder), unless:

●	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

●	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

●
the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

●	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An “interested shareholder” is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended and restated articles of incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a “control share acquisition” unless (i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A “control share acquisition” is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

These statutory provisions may prevent takeover attempts that might result in a premium over the market price for shares of our common stock.

Advance Notice of Shareholder Proposals or Nominations

Our amended and restated bylaws provide that shareholders at an annual meeting may only consider proposals or nominations (i) specified in the notice of meeting given by or at the direction of the Board, (ii) properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a shareholder of the Company who was a shareholder of record on (a) the date of the giving of timely notice to our Corporate Secretary and (b) the record date for the meeting, who is entitled to vote at the meeting and who has given our Corporate Secretary timely written notice, in proper form. In addition to certain other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder generally must have given notice thereof in proper written form to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Proxy Access

Our By-Laws permit a shareholder (or a group of up to 20 shareholders) owning three percent (3%) or more of our common stock continuously for at least three years to nominate and include in our proxy statement candidates for up to the greater of 2 of 20% of our Board. To be timely, a notice of a nomination under our proxy access bylaw provisions must be delivered to or mailed and received at the principal executive offices of the Company not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days prior to the anniversary of the date that the Company first distributed its proxy statement to shareholders for the immediately preceding annual meeting of shareholders. The notice must contain certain information specified in our amended and restated bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for the Company's common stock is Continental Stock Transfer & Trust Company.